Exhibit 10.3
CONSTANT CONTACT, INC.
2007 STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
(Performance-Based Vesting)
     AGREEMENT made between Constant Contact, Inc., a Delaware corporation (the “Company”), and Harpreet S. Grewal (“you”).
     For valuable consideration, receipt of which is acknowledged, the Company and you agree as follows:
     1. Grant of RSUs.
          On September 1, 2010 and subject to the terms and conditions set forth in this Agreement and in the Constant Contact, Inc. 2007 Stock Incentive Plan (the “Plan”), the Company has granted you Restricted Stock Units (“RSUs”) providing you with the right to receive 20,000 shares of common stock (“Common Stock”), $0.01 par value per share, of the Company (the “Shares”).
     2. Vesting and Forfeiture.
          (a) The RSUs will be subject to performance vesting based on the Company achieving a monthly revenue run rate of more than $41,666,666 in any calendar month (the “Performance Goal”) between your Employment Date and December 31, 2014. Your “Employment Date” means July 6, 2010, the date on which your employment with the Company commenced. If the Company does not satisfy the Performance Goal before December 31, 2014, or you cease to be employed at any time before the Compensation Committee of the Company’s Board of Directors (the “Committee”) determines that the Performance Goal has been met, the RSUs will then be immediately forfeited without payment and cease to be outstanding. The Committee will have the sole discretion to determine whether the Performance Goal has been met and will review the appropriate documentation to reach that determination on or around the 15th day following the last day of each calendar quarter, with the vesting occurring when the Committee concludes that the Performance Goal has been met with respect to any month in the preceding quarter. You must remain employed as of such date of determination to vest in the RSUs. The date upon which any of the RSUs vest will be considered a “Vesting Date” for the RSUs that vest on that date. If applicable, any fractional Shares that would otherwise vest as of a particular date will be rounded down and carried forward to the next Vesting Date until a whole Share can be issued.
          (b) In the event of a Change of Control (as defined below), notwithstanding anything herein to the contrary, immediately prior to the closing of the Change of Control, 50% of the then outstanding and unvested RSUs shall automatically vest and the date on which the closing of such Change of Control occurs shall be a Vesting Date for purposes of this Agreement. Any then outstanding and unvested RSUs (after giving effect to the foregoing sentence) shall continue to vest as set forth in Section 2(a) above until 100% of the RSUs are vested, subject to the continuation of your employment or other service providing relationship with the Company.

          (c) If, following a Change of Control, your employment or other service providing relationship with the Company is terminated by the Company without Cause (as defined below) prior to the one year anniversary of the date on which the closing of such Change of Control occurs, 100% of the then outstanding and unvested RSUs shall automatically vest and the effective date of the termination of your employment or other service providing relationship shall be a Vesting Date for purposes of this Agreement. Notwithstanding the foregoing, and solely to the extent necessary to avoid the penalty provisions under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), if the Vesting Date occurs because of your termination of employment and if the Company determines that you are a “specified employee” as defined under Section 409A, then the distribution of newly vested Shares shall be delayed until the earlier of (i) the date that is six months plus one day after the date of termination and (ii) the 10th day after your date of death.
          (d) Absent any contrary provision in the Plan or any other applicable plan or agreement, if you cease to be employed by, or engaged to provide services on an individual basis to, the Company for any reason or no reason, you will immediately and automatically forfeit all rights to any of your RSUs that have Vesting Dates after the date your employment or other service providing relationship with the Company ends.
          (e) For the purposes of this Agreement:
               (i) “Change of Control” shall mean (i) the consolidation or merger of the Company with or into any other corporation or other entity (other than a merger or consolidation in which all or substantially all of the individuals and entities who were beneficial owners of the outstanding securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction), (ii) the sale of all or substantially all of the properties and assets of the Company as an entirety to any other person, or (iii) the sale or transfer, in a single transaction or series of related transactions, of outstanding capital stock representing at least a majority of the voting power of the outstanding capital stock of the Company immediately following such transaction; provided that if any portion of the RSUs is then subject to Section 409A, any resulting distribution of the covered shares will be delayed to comply with Section 409A unless the Change of Control is also a change in ownership or effective control of the Company (within the meaning of Treasury Regulation Section 1.409A-3(g)(5) or any successor regulation.
               (ii) “Cause” shall mean willful misconduct by you relating to your duties to the Company, or willful failure by you to perform your responsibilities to the Company (including, without limitation, breach by you of any provision of any nondisclosure, non-competition or other similar written agreement between you and the Company), as determined by the Company. No act or failure to act by you shall be considered willful unless it is done, or omitted to be done, in bad faith or without a reasonable belief by you that your actions or omissions were in the best interests of the Company.

     3. Issuance of Shares.
          Subject to the terms and conditions of this Agreement (including any Withholding Tax obligations), after each Vesting Date, the Company will issue to you (or your estate, or an account at a brokerage firm designated by the Company), within three (3) business days following such Vesting Date, one Share for each RSU that vested on such Vesting Date. Until each applicable Vesting Date, you will have no rights to any Shares, and until the Company delivers the Shares to you, you will not have any rights associated with such Shares, including without limitation voting rights, dividends or dividend equivalents.
     4. Transferability.
          The RSUs and Shares they represent may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of (whether by operation of law or otherwise) (collectively, a “transfer”), except that this Agreement may be transferred by the laws of descent and distribution or as otherwise permitted under the Plan. You may only transfer the Shares that may be issued pursuant to this Agreement following a Vesting Date that covers them.
     5. Withholding Taxes.
          (a) You acknowledge that you have reviewed with your own tax advisors the federal, state, local and foreign tax consequences of this investment and the actions contemplated by this Agreement. You affirm that you are relying solely on such advisors and not on any statements or representations of the Company or any of its agents.
          (b) The Company’s obligation to deliver Shares to you upon or after the vesting of the RSUs shall be subject to your satisfaction of all income tax (including federal, state and local taxes), social insurance, payroll tax, payment on account or other tax related withholding requirements, as determined by the Company (“Withholding Taxes”).
          (c) You acknowledge and agree that the Company has the right to deduct from payments of any kind otherwise due to you any Withholding Taxes to be withheld with respect to the actions contemplated by this Agreement.
          (d) Without limiting the generality of the foregoing Section 5(c), except as provided in the next sentence, the Company shall withhold a number of Shares issuable in payment of any vested RSUs having a Fair Market Value, as of the Vesting Date of such RSUs, equal to the Withholding Taxes with respect to such RSUs. If the Company cannot (under applicable legal, regulatory, listing or other requirements, or otherwise) satisfy such Withholding Taxes in such method, the Company may satisfy such Withholding Taxes by any one or combination of the following methods: (i) by requiring you to pay such Withholding Taxes in cash or by check; (ii) by deducting such Withholding Taxes out of any other compensation otherwise payable to you by the Company; and/or (iii) by allowing you to surrender shares of Common Stock which (x) in the case of shares initially acquired from the Company (upon exercise of a stock option or otherwise), have been owned by you for such period (if any) as may be required to avoid a charge to the Company’s earnings, and (y) have a Fair Market Value on the date of surrender equal to such Withholding Taxes. The Company is hereby authorized to take such actions as are necessary to effect the withholding of any and all such Withholding

Taxes in accordance with this Section 5(d). For purposes of this Section 5(d), the “Fair Market Value” of a Share as of any date shall be equal to the last reported sale price of the Common Stock on the NASDAQ Stock Market (or any other stock exchange or over-the-counter market on which the Company’s Common Stock is then traded) on such date.
     6. Securities Laws.
          Notwithstanding any other provision of the Plan or this Agreement, the Company will not be required to issue, and you may not sell, assign, transfer or otherwise dispose of, any shares of Common Stock received as payment of the RSUs, unless (a) there is in effect with respect to the shares of Common Stock received as payment of the RSUs a registration statement under the Securities Act of 1933, as amended, and any applicable state or foreign securities laws or an exemption from such registration, and (b) there has been obtained any other consent, approval or permit from any other regulatory body that the Compensation Committee (the “Committee”) of the Company’s Board of Directors, in its sole discretion, deems necessary or advisable. The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing Common Stock received as payment of the RSUs, as may be deemed necessary or advisable by the Company to comply with such securities law or other restrictions.
     7. Provisions of the Plan.
          This Agreement is subject to the provisions of the Plan, a copy of which is furnished to you with this Agreement. Any capitalized terms used in this Agreement but not otherwise defined in the Agreement shall have the same meaning as in the Plan.
     8. Miscellaneous.
          (a) Section 409A. This Agreement is intended to comply with the requirements of Section 409A and shall be construed consistently therewith. In any event, the Company makes no representation or warranty and will have no liability to you or any other person, other than with respect to payments made by the Company in violation of the provisions of this Agreement, if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of that section.
          (b) Unsecured Creditor. This Agreement shall create a contractual obligation on the part of Company to make payment of the RSUs credited to your account at the time provided for in this Agreement. Neither you nor any other party claiming an interest in the RSUs or related stock hereunder shall have any interest whatsoever in any specific assets of the Company. Your right to receive payments hereunder shall be that of an unsecured general creditor of Company.
          (c) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

          (d) Waiver. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors of the Company or the Committee.
          (e) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and you and its and your respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 4 of this Agreement.
          (f) Notice. Except as provided in Section 8(i), all notices required or permitted hereunder shall be in writing or provided and deemed effectively given upon personal delivery or five calendar days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party hereto at, for the Company, its primary business address (attention: Chief Human Resources Officer / General Counsel) and, for you, at your home address as reflected in the records of the Company, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8(f).
          (g) Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter of this Agreement.
          (h) Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws.
          (i) Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan or awards granted under the Plan by electronic means or to request your consent to participate in the Plan by electronic means or allow you to provide notices by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
          (j) Your Acknowledgments. You acknowledge that you: (i) have read this Agreement; (ii) have been represented in the preparation, negotiation and execution of this Agreement by legal counsel of your own choice or have voluntarily declined to seek such counsel; (iii) understand the terms and consequences of this Agreement; and (iv) are fully aware of the legal and binding effect of this Agreement.
[Signatures on Page Following]

CONSTANT CONTACT, INC.
By:
Gail F. Goodman C.E.O.

PARTICIPANT’S ACCEPTANCE
     By signing below (or by accepting the foregoing grant through such other means as may be established by the Company or any third-party administrator used by the Company, from time to time, including, without limitation, via any such third-party administrator’s Internet website), I hereby accept the foregoing grant and agree to the terms and conditions thereof and acknowledge receipt of a copy of the Company’s 2007 Stock Incentive Plan.

PARTICIPANT
/s/ Harpreet S. Grewal
Print Name:	Harpreet S. Grewal

Date:	9/1/2010